UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2004

SunGard® Data Systems Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12989	51-0267091
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

680 East Swedesford Road, Wayne, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 484-582-2000

Not Applicable

(Former Name and Former Address, if Changed Since Last Report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

Exhibits. 99.1: Press Release, dated January 12, 2004, issued by SunGard Data Systems Inc.

Item 9. Regulation FD Disclosure

This information set forth under “Item 9. Regulation FD Disclosure” shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934.

On January 12, 2004, SunGard Data Systems Inc. issued a press release announcing a private offering of senior notes. A copy of the press release is furnished as Exhibit 99.1 to this report. In connection with the offering, SunGard disclosed the following information:

	Year Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands)
EBITDA	$333,872	$314,726	$481,324	$563,152	$816,024	$582,721	$665,510

EBITDA is defined as net income before (i) interest income and expense, (ii) income taxes and (iii) depreciation and amortization (including amortization of acquisition-related intangible assets). Management believes that this presentation of EBITDA provides useful information regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and taxes, necessary to operate our business. EBITDA should be considered in addition to, and not as a substitute for, net income as calculated in accordance with GAAP as a measure of performance.

A reconciliation of EBITDA to net income follows:

	Year Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands)
Reconciliation of EBITDA to Net Income:

EBITDA	$333,872	$314,726	$481,324	$563,152	$816,024	$582,721	$665,510
Depreciation and amortization	(71,453)	(76,843)	(88,708)	(108,972)	(202,963)	(148,360)	(168,708)
Amortization of acquisition-related intangible assets	(44,441)	(45,202)	(57,354)	(66,860)	(65,098)	(47,782)	(63,721)
Interest income	9,742	16,862	23,745	26,793	8,408	6,253	4,289
Interest expense	(2,398)	(2,321)	(2,241)	(3,641)	(13,074)	(10,596)	(7,854)
Income taxes(a)	(93,546)	(123,402)	(143,794)	(164,417)	(217,656)	(152,453)	(171,232)

Net income	$131,776	$83,820	$212,972	$246,055	$325,641	$229,783	$258,284

(a)	Includes income taxes of $6,096 in 1999 relating to income from an extraordinary item.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNGARD DATA SYSTEMS INC.

Date:	January 12, 2004	By:	/S/ MICHAEL J. RUANE
Michael J. Ruane Senior Vice President-Finance and Chief Financial Officer

EXHIBIT INDEX

The following is a list of Exhibits furnished with this report.

Exhibit No.	Description

99.1	Press Release, dated January 12, 2004, issued by SunGard Data Systems Inc.

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